CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this amendment pursuant to Rule 485(b) to the Registration Statement on Form N-1A of our report dated December 17, 2015, relating to the financial statements and financial highlights of Templeton Hard Currency Fund which appears in the October 31, 2015 Annual Report to Shareholders of Templeton Hard Currency Fund, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

August 18, 2016